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                            VASTAR RESOURCES, INC.
                                  EXHIBIT 12
               STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                          For the Nine
                                          Months Ended
                                          September 30,
                                         ---------------
(Millions of dollars,                     1998     1997
except ratio amounts)                    ------   ------

Income from continuing operations
 before income taxes, minority
 interest and cumulative effect of
 change in accounting principle(1)....   $ 65.7   $169.5
Fixed Charges:
Interest expense charged to income,
 and portion of rentals
 representative of interest(2)........     42.7     35.9
Capitalized Interest..................     ---      ---
                                         ------   ------

Total fixed charges...................     42.7     35.9
                                         ------   ------
Earnings (1) + (2)....................   $108.4   $205.4
                                         ======   ======

Ratio of earnings to fixed charges....      2.5      5.7
                                         ======   ======


The Company has no issuances of preferred stock.